Press Release

FOR IMMEDIATE RELEASE

Contact: Mr. David Brown,
President & CEO Valley Bank
Telephone: 253-848-2316

October 27, 2003

Valley Community Bancshares, Inc. Reports Third Quarter 2003 Earnings

PUYALLUP, WA—October 27, 2003—Valley Community Bancshares, Inc., parent company of Valley Bank of Puyallup, Washington, today announced its financial results for the three and nine-month periods ended September 30, 2003.

The Company earned net income of $590,000, or $0.50 per diluted share, for the three months ended September 30, 2003 compared to net income of $503,000, or $0.42 per diluted share, for the three months ended September 30, 2002, an increase of 17.3 percent.

David Brown, President and Chief Executive Officer stated, “As we enter the final quarter of the year, I am pleased to report that our year to date financial results remain ahead of last year. However, this years’ challenging interest-rate environment continues to negatively impact revenue growth as our net interest margin compresses as customers refinance their loans to benefit from the historically low interest rates.”

At September 30, 2003, total assets were $186 million compared to $172 million at December 31, 2002, an 8.1 percent increase. Loans increased to $112 million and deposits increased to $161 million at September 30, 2003, compared to loans and deposits of $105 million and $147 million at December 31, 2002, respectively.

The Company earned net income of $1,600,000, or $1.36 per diluted share for the nine months ended September 30, 2003 compared to net income of $1,562,000, or $1.31 per diluted share, for the nine months ended September 30, 2002, an increase of 2.4 percent.

The increase in net income, for the three and nine-month periods ended September 30, 2003, was primarily related to increased noninterest income and a lower provision for loan losses, partially offset by increased noninterest expense. The increase in noninterest income resulted from a significant increase in origination fees on mortgage loans brokered and from the amortization of a deferred gain on the sale of real estate held for investment. The increase in noninterest expense resulted from higher staffing and occupancy costs at the Bank’s new Kent and Gig Harbor offices and its mortgage division, Puget Sound Mortgage Brokers. A decrease in the Company’s net interest margin also negatively impacted earnings during the three and nine-month periods.

Valley Bank serves the South King and Pierce County region of Washington State with eight banking facilities, one drive-up facility, a commercial loan production office, and a mortgage production office.

This press release contains “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the company’s market area, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in the Company’s Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. Valley Community Bancshares, Inc. undertakes no obligation to update these statements following the date of this press release.

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